FOR IMMEDIATE RELEASE

Diodes Incorporated Announces Plans to Consolidate Analog Manufacturing from Taiwan to China

Dallas, Texas - May 18, 2007 - Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today announced plans to consolidate its analog wafer probe and final test operations from Hsinchu, Taiwan to its manufacturing facilities in Shanghai, China. The transition is expected to be completed by July 31, 2007.

Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said, “We continue to drive operational efficiencies, and this move will further capitalize on and leverage the infrastructure already in place at our high volume Shanghai manufacturing facilities.”

Approximately 40 employees will be impacted, while the product design, research and development, sales, marketing, administration and support service employees will continue to operate in the Hsinchu Science Park facility in Taiwan.

Diodes Incorporated acquired Anachip Corporation, a Taiwanese fabless analog IC company, in January 2006. Headquartered in the Hsinchu Science Park in Taiwan, Anachip’s main product focus is Power Management ICs. These analog products are widely used in LCD monitor/TV's, wireless 802.11 LAN access points, brushless DC motor fans, portable DVD players, datacom devices, ADSL modems, TV/satellite set-top boxes, and power supplies.

Diodes Incorporated expects to take a restructuring charge of approximately $1.3 to $1.7 million in the second quarter, and anticipates approximately $1.0 million in cost savings per year related to the transition.

About Diodes Incorporated
Diodes Incorporated (NasdaqGS: DIOD) an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; an analog design center in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR® technology. Diodes, Inc.’s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the possibility that the analog manufacturing operations will not be integrated successfully into the Company's manufacturing facilities in Shanghai, China; the risk that the expected benefits of the consolidation may not be realized, including the realization of the benefits of leveraging the infrastructure already in place in the Company’s Shanghai manufacturing facilities; the estimated number of employees to be affected; the estimated completion date; the estimated amount of restructuring charge and annual cost savings; and the impact of competition., the Company’s ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600, Ext. 103,
e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.